UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 22, 2006

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2006 (the “Effective Date”), Pharmacopeia Drug Discovery, Inc. (the “Company”) entered into a Research and License Agreement (the “Agreement”) with Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”), providing for the formation of a new alliance based on the Company’s JAK3 kinase inhibitor program (the “Company Program”).  The alliance’s goal is to research, develop and commercialize therapeutic products for the treatment of certain immunological conditions in humans.  Under the Agreement, Wyeth will pay the Company an up-front, non-refundable cash payment of $5 million within 30 days of the Effective Date.

The companies each have certain exclusive rights to develop and commercialize products resulting from the Company Program and the alliance.  The Company retains the right to develop and commercialize therapeutic products for the treatment of dermatological and ocular diseases for topical administration, and Wyeth has the right to develop therapeutic products for all other indications and routes of delivery.  Under the terms of the Agreement, in addition to the above cash payment, the Company may also receive, over the next 3 years, up to $9 million in research funding.  In addition, the Company may receive up to $175 million for Wyeth’s achievement of development, regulatory and commercialization milestones, as well as double-digit royalties on the net sales of any products commercialized by Wyeth under the alliance. Each company is responsible for all development, regulatory, manufacturing and commercialization activities for the products it develops and commercializes in its field.

Each of the Company and Wyeth has the right to terminate the Agreement under certain specified circumstances at any time during the term of the Agreement.  In addition, Wyeth has the right, upon six (6) months’ prior written notice provided to the Company at any time after the first anniversary of the Effective Date, to terminate the research collaboration and/or the Agreement in its entirety or in part.  No termination will require the Company to refund to Wyeth any or all of the above cash payments.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner
Brian M. Posner, Executive Vice President, Chief Financial Officer and Treasurer

Date: December 29, 2006